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                                                                    EXHIBIT 16.1



[AA LLP Letterhead]

May 16, 2002

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir/Madam:

We have read the first sentence of the first paragraph of Item 4 and the second, fourth and fifth paragraphs of Item 4 included in the Form 8-K/A dated May 16, 2002 of Learn2 Corporation to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,


Arthur Andersen LLP

cc: Mr. Marc Landy, CFO, Learn2 Corporation